Exhibit 99.1

FOR IMMEDIATE RELEASE:	December 1, 2009

Media Contact:	Lauren Peduzzi
t: +1.703.738.2861
e: media@globalgroup.us.com

Investor Relations Contact:	Jim Allen
t: +1 703.883.2760
e: investors@globalgroup.us.com

GLOBAL Defense Technology Appoints Eric S. Rangen to Board of Directors

MCLEAN, VA, December 1, 2009 – Global Defense Technology & Systems, Inc. (GLOBAL Defense Technology, NASDAQ: GTEC) announced today that Eric S. Rangen has been appointed to the company’s board of directors. Mr. Rangen joins the current GLOBAL Defense Technology board of directors which includes Tom Wilson, Chairman; John Hillen, President & CEO; Ron Jones, Executive Vice President, Corporate Development; and Damian Perl, Jacques Gansler and Jack Devine. Mr. Rangen will chair the Audit Committee and has been designated as the “audit committee financial expert” under applicable U.S. Securities and Exchange Commission rules. Mr. Rangen will also serve as a member of the Compensation Committee.

John Hillen, President & CEO of GLOBAL Defense Technology commented on Mr. Rangen’s appointment, “It is a great pleasure for GLOBAL Defense Technology to welcome Eric to the board of directors. Eric brings extensive expertise in finance and accounting to our Board, which will be invaluable as we execute our growth strategy.”

Mr. Rangen is Senior Vice President and Chief Accounting Officer of UnitedHealth Group and has served in that capacity since December 2006. Before joining UnitedHealth Group in 2006, Mr. Rangen served in several capacities, including Executive Vice President and Chief Financial Officer of Alliant Techsystems, Inc. and as an accountant with Deloitte & Touche LLP where he was a Partner from 1994 - 2001.

Mr. Rangen is a member of the board of directors of Flexsteel Industries, Inc., where he also serves as chair of the audit and ethics committee. He is also a member of the board or directors of the Boys & Girls Club of the Twin Cities, Minnesota. Mr. Rangen received a Bachelor of Science in Business Administration Accounting from the University of Minnesota, Minneapolis.

About Global Defense Technology & Systems, Inc.

Global Defense Technology & Systems, Inc. provides mission-critical technology-based systems, solutions, and services for national security agencies and programs of the U.S. government. Our services and solutions are integral parts of mission-critical programs run by the Department of Defense, Intelligence Community, Department of Homeland Security, federal law enforcement agencies, and other parts of the federal government charged with national security responsibilities. Learn more about GLOBAL Defense Technology at www.gtec-inc.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this announcement other than historical data and information constitute forward-looking statements that involve risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be very different from the results, performance or achievements expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in GLOBAL Defense Technology’s final prospectus, and such other filings that GLOBAL Defense Technology makes with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward looking statements, which speak only as of the date hereof.